EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Aphton Corporation on Form S-3, to be filed on or about October 1, 1997, of our report dated July 18, 1997, on our audits of the financial statements of Aphton Corporation as of April 30, 1997 and 1996, and for the years ended April 30, 1997, 1996 and 1995, which report is included in the 1997 Annual Report on Form 10-K incorporated by reference in this registration statement. We also consent to the reference to our firm under the caption "Experts".


                              COOPERS & LYBRAND L.L.P.



Honolulu, Hawaii
September 30, 1997